Exhibit 10.22

May 24, 2013

Kirk O. Williams 4471 Jacksol Drive San Jose, CA 95124

Dear Kirk,

On behalf of Silicon Graphics International Corp. (SGI), I am pleased to offer you the position of Associate General Counsel reporting directly to Jennifer Pileggi, SVP, General Counsel & Corp. Secretary.

This offer is conditioned upon our obtaining the following:

1.	Your signature and date on the enclosed copy of this letter, indicating your acceptance of this offer.

2.
Your signature and date on the enclosed Employee Proprietary Information and Inventions Agreement, which among other things requires that you have not thus far, and you will not during your employment with SGI, use or disclose to SGI any proprietary information or trade secrets of any former employer or other company nor have you or will you bring onto SGI’s premises any confidential or proprietary information of any former employer or other company unless such former employer or company has consented to such action in writing.

3.	Satisfactory results from any background and reference checks.

4.
Documentation verifying your identity and legal authority to work in the United States no later than three business days after the date you commence work. Enclosed is a list of Acceptable Documents that will be necessary for you to show proof of your employment eligibility.

Your initial compensation will include a base salary rate of $18,333.33 per month, (equal to $220,000.00 on an annualized basis) payable bi-weekly in accordance with the Company’s regular payroll practices. Your base salary will be subject to statutory deductions and withholdings.

In addition, you are eligible to earn a quarterly performance bonus target of $11,000.00 ($44,000.00 Annualized), based upon the Company’s performance with respect to applicable performance targets, which are expected to include revenue and profitability targets. The bonus payment shall be earned upon the fulfillments of Targets and is payable within a reasonable period of time. The Company will determine in its sole discretion whether the Targets have been achieved, whether you have earned a bonus, and the amount of any earned bonus. You must be employed on the bonus payment date to earn and be eligible to receive any bonus.

Subject to Compensation Committee approval, the Company will grant you the right to receive 7,000 restricted stock units (the “Restricted Stock Unit Award”) of the Company’s common stock pursuant to the Company’s Equity Incentive Plan (the “Plan”). The Restricted Stock Unit Award will be subject to a four-year vesting period that requires your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Unit Award Agreement), with 25% vesting upon completion of the first year of continuous service as an employee or consultant, and an additional 6.25% of such Restricted Stock Unit Award vesting for each 3 months of continuous service as an employee or consultant after such first year.

As a full-time employee, you will be eligible to participate in the Company’s benefit plans, including the medical, dental, vision, long-term disability and life insurance programs. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our employees and their families change. In addition, you will begin to earn fifteen days of Paid Time Off (4.62 hours accrued per pay period) in accordance with applicable Company policy. If you accept this offer of employment, you will be given a copy of SGI’s benefit plan documents which will describe more fully these and other benefits of your employment.

Employment with SGI is “at will.” This means that employment is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. The at will employment relationship also means that this employment offer, your job duties, title, responsibility, reporting level, compensation and benefits, as well as any other terms and conditions of employment (with the exception of the employment at will policy itself), may be modified or rescinded at any time in the sole discretion of SGI. This is the full and complete agreement between us on this term of your employment. Any contrary representations which may have been made or which may be made to you are superseded by this offer. Any modification of this term must be in writing and signed by you and the Company.

Kirk, we are pleased that you are interested in SGI. As with all important decisions, however, you should make a decision concerning this offer based on your own independent investigation and judgment concerning SGI’s financial condition and future prospects. Any representations not contained in this letter, or contrary to those contained in this letter, which have been made to you, are expressly superseded by this offer.

Please confirm your acceptance of this offer by signing and dating this letter and the Employee Proprietary Information and Inventions Agreement. In addition, to expedite your paperwork, please fax your acceptance to Teresa Wenaas, HR Specialist; (fax) 715-726-5575. Please retain a duplicate for your records. This offer is valid for five (5) business days following your receipt of this letter.

Sincerely,

/s/ Jennifer L. Pratt
Jennifer L. Pratt
Sr. Vice President of Human Resources

CANDIDATE ACCEPTANCE

I accept the offer of employment with SGI pursuant to the terms and conditions set forth in this letter. I will start work on June 4, 2013.

Candidate’s Signature: /s/ Kirk Williams     Date: May 25, 2013
Kirk Williams